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EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Western Water Company:


We consent to incorporation by reference in the registration statements (Nos. 333-71616, 333-28759, 333-19595, 333-10367, 33-47606, 33-64750, 33-74278,
33-80137 and 33-88062) on Forms S-3 and S-8 of Western Water Company of our report dated July 9, 2002, relating to the consolidated balance sheets of Western Water Company and subsidiaries as of March 31, 2002 and 2001, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended March 31, 2002, which report appears in the March 31, 2002 Annual Report on Form 10-K of Western Water Company.


San Francisco, California
July 12, 2002